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Page 9                                               Exhibit 99.2




                    REPORT OF INDEPENDENT ACCOUNTANTS

We have examined management's assertion that, as of December 31, 1996, First Omni Bank, N.A. (First Omni) maintained effective internal control over the servicing of credit card receivables for First Omni Bank Credit Card Master Trust (the "Trust").

Our examination was made in accordance with standards established by the American Institute of Certified Public Accountants and, accordingly, included obtaining an understanding of the internal control over the loan servicing process, testing and evaluating the design and operating effectiveness of the internal control, and such other procedures as we considered necessary in the circumstances. We believe that our examination provides a reasonable basis for our opinion.

Because of inherent limitations in any internal control, errors or irregularities may occur and not be detected. Also, projections of any evaluation of the internal control over the loan servicing process to future periods are subject to the risk that the internal control may become inadequate because of changes in conditions, or that the degree of compliance with the policies and procedures may deteriorate.

In our opinion, management's assertion that First Omni maintained effective internal control over the servicing of credit card receivables for the Trust as of December 31, 1996, is fairly stated, in all material respects, based upon criteria established by the Committee of Sponsoring Organizations of the Treadway Commission (COSO) as described in "Internal Control - Integrated Framework".



                                      COOPERS & LYBRAND, L.L.P.
Baltimore, Maryland
March 21, 1997

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Page 10




March 21, 1997







                    Assertion by First Omni Bank, N.A.

First Omni Bank, N.A. (First Omni) services credit card receivables for the First Omni Credit Card Master Trust (the "Trust"). First Omni maintained effective internal control over the loan servicing for the Trust as of December 31, 1996, based upon criteria established by the Committee of Sponsoring Organizations of the Treadway Commission (COSO) as described in "Internal Control Integrated Framework".



 /s/ Richard H. White
---------------------
Richard H. White
President & CEO


 /s/ Richard H. Welsh
-------------------------
Richard H. Welsh
Vice President/Controller


 /s/ Lawrence A. Biasotto
-------------------------
Lawrence A. Biasotto
Vice President Technology Mgt.